Filed Pursuant to Rule 433
Dated January 23, 2012
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate-Floating Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Trade Date:	January 23, 2012

Settlement Date (Original Issue Date):	January 30, 2012

Maturity Date:	January 30, 2015

Principal Amount:	US$100,000,000

Price to Public (Issue Price):	100.00%

Underwriters Commission:	1.00%

All-in Price:	99.00%

Net Proceeds to Issuer:	US$99,000,000

Fixed Rate Provisions
Fixed Rate Period:	From and including January 30, 2012 to but excluding January 30, 2013

Re-Offer Yield:	1.375%
Fixed Interest Rate:	1.375%
Fixed Rate Interest Payment Dates:	April 30, 2012, July 30, 2012, October 30, 2012 and January 30, 2013

Day Count Convention:	30/360, Modified Following, Unadjusted

Filed Pursuant to Rule 433
Dated January 23 2012
Registration Statement No. 333-178262

Floating Rate Provisions
Floating Rate Period:	From and including January 30, 2013 to but excluding the Maturity Date
Interest Rate Basis (Benchmark):	LIBOR, as determined by reference to Reuters
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.75%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Floating Rate Interest Payment Dates:	Quarterly on each April 30, July 30, October 30 and January 30, beginning April 30, 2013 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to January 30, 2013
Minimum Interest Rate:	1.00% per annum
Interest Reset Periods and Dates:	Quarterly on each scheduled Floating Rate Interest Payment Date
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date at the start of such Interest Payment Period
Day Count Convention:	30/360, Modified Following, Unadjusted
Business Day Convention:	New York

Method of Settlement:	Depository Trust Company

Trustee:	The Bank of New York Mellon

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates (if any):	Not Applicable
Call Notice Period:	Not Applicable

Filed Pursuant to Rule 433
Dated January 23, 2012
Registration Statement No. 333-178262

Put Dates (if any):	Not Applicable

Put Notice Period:	Not Applicable

CUSIP:	36962G5Q3

ISIN:	US36962G5Q36

Additional Terms:

Interest

Interest on the Notes for the period from and including January 30, 2012 to but excluding January 30, 2013 (the “Fixed Rate Period”) will be payable quarterly in U.S. Dollars on April 30, 2012, July 30, 2012, October 30, 2012 and January 30, 2013 (the “Fixed Rate Interest Payment Dates”); provided that, if any such day falls on a day that is not a Business Day, it will be postponed to the following Business Day and interest thereon will not continue to accrue, except that if such following Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. During the Fixed Rate Period, the interest on the Notes will be equal to 1.375% per annum. During the Fixed Rate Period, interest will be computed and paid on a 30/360 basis (based upon the number of days elapsed in each month in a 360-day year of twelve 30-day months).

Interest on the Notes for the period from and including January 30, 2013 to but excluding the Maturity Date (the “Floating Rate Period”) will be payable in U.S. Dollars quarterly, in arrears, on each April 30, July 30, October 30 and January 30, beginning April 30, 2013 (each a “Floating Rate Interest Payment Date”); provided that, if any such day falls on a day that is not a Business Day, it will be postponed to the following Business Day and interest thereon will not continue to accrue, except that if such following Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. During the Floating Rate Period, the interest rate on the Notes will be equal to the sum of three month USD LIBOR plus 0.75%; provided that such interest rate shall at all times equal or exceed 1.00% per annum (the “Minimum Interest Rate”). The initial floating rate will be determined two London Business Days prior to January 30, 2013 based on three month USD LIBOR plus 0.75%. During the Floating Rate Period, the interest rate will be reset quarterly on each scheduled Floating Rate Interest Payment Date (the “Interest Reset Date”), and will be determined quarterly, two London Business Days prior to each Interest Reset Date. During the Floating Rate Period, interest will be computed and paid on a 30/360 basis (based upon the number of days elapsed in each month in a 360-day year of twelve 30-day months).

Filed Pursuant to Rule 433
Dated January 23, 2012
Registration Statement No. 333-178262

Plan of Distribution:

The Notes are being purchased by Barclays Capital Inc. (the "Underwriter"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 1.00% of the principal amount of the Notes.

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended

Additional Information

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov or by accessing the links below. Alternatively, the issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847